UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2014

Alliance One International, Inc.

(Exact name of Registrant, as specified in its charter)

Virginia	001-13684	54-1746567
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

(Address of principal executive offices, including zip code)

(919) 379-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, the retirement of Robert A. Sheets as Executive Vice President – Chief Administrative Officer of Alliance One International, Inc. (the “Company”) is effective June 30, 2014. The Company and Mr. Sheets have entered into a consulting agreement dated June 27, 2014 (the “Agreement”). The term of the Agreement will commence on July 1, 2014 and continue until March 31, 2015 unless sooner terminated as provided in the Agreement. Under the Agreement, Mr. Sheets will provide management consulting, expertise and advisory services for general corporate issues, including, but not limited to, the Company’s Information Services and Human Resources functional areas. During the term of the Agreement, Mr. Sheets is to devote such time as reasonably necessary to perform his services under the Agreement and to coordinate his work with the Company’s President and Chief Executive Officer. In consideration for these services, Mr. Sheets will be paid $25,000 per month, plus reimbursement of reasonable expenses incurred in performing services under the Agreement. The agreement provides that Mr. Sheets shall be an independent contractor and not an employee of the Company with respect to his services provided under the Agreement. Mr. Sheets has agreed to observe customary confidentiality provisions under the Agreement. The Agreement is terminable upon 60 days’ written notice by either the Company or Mr. Sheets.

The foregoing summary of the Agreement is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Consulting Agreement, dated as of June 27, 2014, between Alliance One International, Inc. and Robert A. Sheets

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2014

ALLIANCE ONE INTERNATIONAL, INC.

By:	/s/ William L. O’Quinn, Jr.
William L. O’Quinn, Jr.
Senior Vice President, Chief Legal Officer and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Consulting Agreement, dated as of June 27, 2014, between Alliance One International, Inc. and Robert A. Sheets